Exhibit 99.1

Investor Contact:	Media Contact:
John Sweeney, CFA	Michele Polinsky
Vice President, Investor Relations	Vice President, Global Communications
+1 (484) 790-0373	+1 (610) 594-3054
John.Sweeney@westpharma.com	Michele.Polinsky@westpharma.com
West Elects New Director to the Board

Exton, Pa., December 11, 2024— West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, today announced the Company's Board of Directors has elected Janet Haugen, as its newest member. With the addition of Ms. Haugen, West's Board has 12 directors.

Ms. Haugen, 66, is the former Chief Financial Officer of Unisys Corporation, a role she served in for more than 16 years. During her 20-year tenure at Unisys, Ms. Haugen oversaw the business transformation from a mainframe hardware, software and maintenance company to an IT services and software provider. In addition to her core finance responsibilities, she had oversight of Unisys’ corporate development, IT, procurement, facilities and legal functions.

Prior to joining Unisys, Ms. Haugen was a partner at Ernst & Young working with Fortune 500 companies serving global clients in the technology and manufacturing industries.

Ms. Haugen currently serves on the Board of Directors of Bentley Systems, Juniper Networks and CentralSquare Technologies.

Ms. Haugen earned her degree in Economics from Rutgers University. In addition, she is a certified director of the National Association of Corporate Directors (NACD).

“We are pleased to welcome Janet Haugen to West’s Board of Directors,” said Paolo Pucci, Lead Independent Director, West. “Janet’s unique combination of technology and finance expertise makes her an invaluable addition to our Board of Directors. With her significant board experience and proven operational track record, Janet will help us continue to enhance the impact of West’s role to deliver healthcare to millions of patients every day.”

About West

West Pharmaceutical Services, Inc. is a leading provider of innovative, high-quality injectable solutions and services. As a trusted partner to established and emerging drug developers, West helps ensure the safe, effective containment and delivery of life-saving and life-enhancing medicines for patients. With 10,000 team members across 50 sites worldwide, West helps support our customers by delivering approximately 43 billion components and devices each year.

Headquartered in Exton, Pennsylvania, West in its fiscal year 2023 generated $2.95 billion in net sales. West is traded on the New York Stock Exchange (NYSE: WST) and is included on the Standard & Poor's 500 index. For more information, visit www.westpharma.com.

All trademarks and registered trademarks used in this release are the property of West Pharmaceutical Services, Inc. or its subsidiaries, in the United States and other jurisdictions, unless otherwise noted.